Exhibit 24
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lisa T. Su, Jean Hu and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/Lisa T. Su	President and Chief Executive Officer, Director	February 27, 2023
Lisa T. Su

/s/Jean Hu	Executive Vice President, Chief Financial Officer and Treasurer	February 27, 2023
Jean Hu

/s/Darla Smith	Corporate Vice President, Chief Accounting Officer	February 27, 2023
Darla Smith

/s/Nora M. Denzel	Lead Independent Director	February 9, 2023
Nora M. Denzel

/s/Mark Durcan	Director	February 10, 2023
Mark Durcan

/s/Mike P. Gregoire	Director	February 3, 2023
Mike P. Gregoire

/s/Joe A. Householder	Director	February 9, 2023
Joe A. Householder

/s/John W. Marren	Director	February 10, 2023
John W. Marren

/s/Jon A. Olson	Director	February 9, 2023
Jon A. Olson

/s/Abhi Y. Talwalkar	Director	February 4, 2023
Abhi Y. Talwalkar

/s/Beth W. Vanderslice	Director	February 10, 2023
Beth W. Vanderslice